As filed with the Securities and Exchange Commission on May 9, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RITCHIE BROS. AUCTIONEERS INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Canada	98-0626225
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
(Address of Principal Executive Offices) (Zip Code)

Ritchie Bros. Auctioneers Incorporated 2023 Share Incentive Plan
Ritchie Bros. Auctioneers Incorporated 2023 Employee Stock Purchase Plan
(Full Title of the Plans)

Ann Fandozzi
Darren Watt
Ritchie Bros. Auctioneers Incorporated
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois 60154
(Name and Address of Agent For Service)

(708) 492-7000
(Telephone number, including area code, of Agent For Service)

Copies to:
Stuart M. Cable
Lisa R. Haddad
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Ritchie Bros. Auctioneers Incorporated (the “Company” or “RBA”) to register the offer and sale of up to 12,355,000 newly authorized common shares (“Common Shares”), including 9,355,000 Common Shares pursuant to the Ritchie Bros. Auctioneers Incorporated 2023 Share Incentive Plan (the “2023 Plan”) and 3,000,000 Common Shares pursuant to the Ritchie Bros. Auctioneers Incorporated 2023 Employee Stock Purchase Plan (the “2023 ESPP”), in each case together with the related common share purchase rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to participants in the 2023 Plan and the 2023 ESPP in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules):

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 21, 2023;

●
the Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 17, 2023 (two Current Reports), January 23, 2023 (two Current Reports), February 1, 2023, February 21, 2023, February 28, 2023, March 2, 2023, March 7, 2023, March 15, 2023 (two Current Reports)  (with respect to the first Current Report, as amended by the Current Report on Form 8-K/A filed with the SEC on April 4, 2023), March 17, 2023, March 21, 2023 (as amended by two Current Reports on Form 8-K/A filed with the SEC on April 4, 2023) and April 6, 2023;

●
The description of the Company’s Common Shares contained in the Company’s registration statement on Form 8-A, filed with the SEC on September 26, 1997, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description; and

●
The description of the Company’s common share purchase rights contained in the Company’s registration statement on Form 8-A, filed with the SEC on February 22, 2007, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Canada Business Corporations Act

 The Company is a Canadian corporation governed by the Canada Business Corporations Act, as amended (the “CBCA”). Section 124 of the CBCA provides as follows:

(1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

          (a)          acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

          (b)          in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

          (a)          was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

          (b)          fulfills the conditions set out in subsection (3).

(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

          (a)          in the individual’s capacity as a director or officer of the corporation; or

          (b)          in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

By-laws of the Company

Sections 6 and 7 of the Amended and Restated By-Law No. 1 of the Company provide as follows:

6. Indemnification of directors and officers. The Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

7. Indemnity of others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 6, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

Insurance

The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to a deductible for executive indemnification.

Indemnification Agreements

In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which agreements provide for indemnification of the director or officer, to the fullest extent permitted by law, against certain expenses, judgments, fines and amounts incurred by each such officer or director in connection with certain threatened, pending or completed actions, suits or proceedings. The indemnification agreements also provide that, upon a good faith determination by the Company’s board of directors, the Company will advance funds to the indemnified person for any costs, charges, expenses retainers or legal fees incurred or paid by the indemnified person in connection with certain claims. The indemnified person may be required to repay such advances in certain situations if a court determines that the indemnified person was not entitled to be indemnified or if the indemnified person was reimbursed by an insurer or other third party in respect of the same subject matter.

Securities Act of 1933

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
4.1	Articles of Amalgamation and Amendments (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 25, 2016).

4.2	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 1, 2023).

4.3	Amended and Restated By-law No. 1 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 6-K furnished on February 27, 2015).

4.4
Amended and Restated Shareholder Rights Plan Agreement dated as of February 28, 2019, between Ritchie Bros. Auctioneers Incorporated and Computershare Investor Services, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8 K filed on February 28, 2019).

5.1*	Legal Opinion of McCarthy Tétrault LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of RBA.

23.2*	Consent of KPMG LLP, independent registered public accounting firm of IAA, Inc.

23.3*	Consent of McCarthy Tétrault LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Ritchie Bros. Auctioneers Incorporated 2023 Share Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2023).

99.2	Ritchie Bros. Auctioneers Incorporated 2023 Employee Stock Purchase Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2023).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Westchester, State of Illinois, on this 9th day of May, 2023.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Ann Fandozzi
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ann Fandozzi, Eric Jacobs and Darren Watt as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ann Fandozzi	Chief Executive Officer and Director (principal executive officer)	May 9, 2023
Ann Fandozzi

/s/ Eric Jacobs	Chief Financial Officer (principal financial officer and principal accounting officer)	May 9, 2023
Eric Jacobs

/s/ Erik Olsson	Director, Board Chair	May 9, 2023
Erik Olsson

/s/ Brian Bales	Director	May 9, 2023
Brian Bales

/s/ William Breslin	Director	May 9, 2023
William Breslin

/s/ Adam DeWitt	Director	May 9, 2023
Adam DeWitt

/s/ Robert G. Elton	Director	May 9, 2023
Robert G. Elton

/s/ Lisa Hook	Director	May 9, 2023
Lisa Hook

/s/ Timothy O’Day	Director	May 9, 2023
Timothy O’Day

/s/ Sarah Raiss	Director	May 9, 2023
Sarah Raiss

/s/ Michael Sieger	Director	May 9, 2023
Michael Sieger

/s/ Jeffrey C. Smith	Director	May 9, 2023
Jeffrey C. Smith

/s/ Carol M. Stephenson	Director	May 9, 2023
Carol M. Stephenson